Contact:	Corey Horsch
Vice President of Investor Relations
and Treasurer
(405) 225-4800

SONIC DECLARES QUARTERLY DIVIDEND

New Director R. Neal Black Elected at Annual Shareholders Meeting

OKLAHOMA CITY--(January 28, 2016)-- Sonic Corp. (NASDAQ:SONC), the nation's largest chain of drive-in restaurants, today announced that its board of directors declared a quarterly cash dividend of $0.11 per share of common stock to be paid to shareholders of record as of the close of business on February 10, 2016, with a payment date of February 19, 2016. In addition to the dividend, the company has a share repurchase authorization for up to $145 million of its common stock through August 31, 2016.

Future declaration of quarterly dividends and the establishment of future record and payment dates are subject to the final determination of the company's board of directors.

Sonic is also pleased to announce that R. Neal Black has been elected to serve on the company’s board of directors for a three-year term ending at the annual meeting of shareholders in 2019.  The election was announced today at the company’s annual shareholders’ meeting.

Black most recently served as chief executive officer, president and director of Jos. A. Bank Clothiers, Inc. from 2008 to 2014, having joined Jos. A. Bank in 2000 as executive vice president of merchandising and marketing. Prior to joining Jos. A. Bank, Black held executive positions at Saks Incorporated, Venture Stores, Gottschalks Incorporated and May Company. He is a seasoned retail management executive with a career spanning more than 35 years.

“We are pleased to welcome Neal as our newest independent director to the board. The board will benefit from Neal’s strategic planning skills and operating knowledge regarding supply chain, product development and marketing,” said Cliff Hudson, Sonic Corp. CEO.

The company also announced that existing directors Federico F. Peña, Susan E. Thronson and Cliff Hudson were re-elected to the board. Continuing board members include Tony D. Bartel, Lauren R. Hobart, Kate S. Lavelle, J. Larry Nichols, Jeffrey H. Schutz, Kathryn L. Taylor and Frank E. Richardson.

Following today’s shareholders’ meeting, Robert M. Rosenberg retired from the board of directors after more than 22 years of service. Rosenberg served as president and chief executive officer of Allied Domecq Retailing USA (“Allied”), the parent company Dunkin’ Donuts, Inc. and Baskin-Robbins, Inc., from May 1993 until his retirement in August 1998, following a 30-year career as president and chief executive officer of Dunkin’ Donuts, Inc. Rosenberg joined the Sonic Corp. board in 1993 and served on each of the audit, compensation and nominating and corporate governance committees at various time during his tenure, serving as chairman of the compensation committee for many years.  “Bob’s service to Sonic and our franchisees saw the brand through incredible growth,” said Hudson. “We are all grateful for his leadership and I am personally thankful for his partnership and mentorship these past 22 years.”

About Sonic

SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving more than 3 million customers every day. Nearly 90 percent of SONIC's 3,500 drive-in locations are owned and operated by local business men and women. For more than 60 years, SONIC has delighted guests with signature menu items, more than 1.3 million drink combinations and friendly service by iconic Carhops. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com or follow us on Facebook and Twitter.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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